Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:


[X] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                            PARADIGM TECHNOLOGY, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                 NOT APPLICABLE
-------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)     Title of each class of securities to which transaction applies:

              -----------------------------------------------------------------


       2)     Aggregate number of securities to which transaction applies:

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              pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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       5)     Total fee paid:

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[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount Previously Paid:

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


                            PARADIGM TECHNOLOGY, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               SEPTEMBER 19, 1997


TO OUR STOCKHOLDERS:

         A Special Meeting of Stockholders (the "Special Meeting") of Paradigm Technology, Inc. (the "Company") will be held at 694 Tasman Drive, Milpitas, California 95035, on September 19, 1997 at 10:00 a.m. for the purpose of considering and acting upon the following proposals:

              (1) Approval to eliminate the restriction on the number of shares of Common Stock issuable upon conversion of the Company's 5% Series A Convertible Redeemable Preferred Stock;

              (2) Approval to eliminate the restriction on the number of shares of Common Stock issuable upon conversion of the Company's 5% Series B Convertible Redeemable Preferred Stock;

              (3) Approval of a transaction or series of transactions to sell up to a total of 5,000,000 shares of Common Stock or Preferred Stock (convertible into Common Stock) and to grant rights to elect a majority of the directors of the Company, which might result in the issuance of more than 20% of the Company's outstanding Common Stock and a change in control of the Company; and

              (4) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

         These items are discussed in the following pages which are made part of this Notice. Only stockholders of record as of the close of business on July 28, 1997 will be entitled to vote at the Special Meeting and at any postponements or adjournments thereof. A list of stockholders entitled to vote will be available at 694 Tasman Drive, Milpitas, California 95035 for ten days prior to the Special Meeting.

                                      By Order of the Board of Directors



                                      MICHAEL GULETT
                                      President and Chief Executive Officer

Milpitas, California
August 11, 1997


YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                            PARADIGM TECHNOLOGY, INC.

                                694 TASMAN DRIVE
                               MILPITAS, CA 95035
                                 (408) 954-0500
                                 --------------

                                 PROXY STATEMENT
                                 --------------

                         SPECIAL MEETING OF STOCKHOLDERS

                               SEPTEMBER 19, 1997


         The enclosed proxy is solicited by the Board of Directors (the "Board") of Paradigm Technology, Inc., a Delaware corporation (the "Company") for use at the Special Meeting of Stockholders of the Company to be held on September 19, 1997 at 10:00 a.m. at the principal executive offices of the Company located at 694 Tasman Drive, Milpitas, California 95035, and at any postponement or adjournment thereof, for the purposes set forth in the attached Notice. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about August 11, 1997.

                                  VOTING RIGHTS

         Each holder of Common Stock is entitled to one vote for each share held as of the record date. The holders of the 5% Series A Convertible Redeemable Preferred Stock shall be entitled to one vote for each share of Common Stock issued upon conversion of the 5% Series A Convertible Redeemable Preferred Stock as of the record date. For action to be taken at the Special Meeting, a majority of the shares entitled to vote must be represented at the meeting in person or by proxy. The affirmative vote of the majority of the shares represented and voting is the minimal approval necessary to approve the elimination of the maximum number of shares of Common Stock issuable upon conversion of the 5% Series A Convertible Redeemable Preferred Stock, to approve the elimination of the maximum number of shares of Common Stock issuable upon conversion of the 5% Series B Convertible Redeemable Preferred Stock and to approve a transaction or series of transactions to sell up to a total of 5,000,000 shares of Common Stock or Preferred Stock (convertible into Common Stock) which might result in the issuance of in excess of 20% of the outstanding Common Stock of the Company and to grant rights to elect a majority of the directors of the Company, which might result in a change of control. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by stockholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

                                     PROXIES

         Stockholders of record of the Company as of the close of business on July 28, 1997 have the right to receive notice of and to vote at the Special Meeting. As of the close of business on July 28, 1997, the Company had 8,717,885 shares of Common Stock outstanding held by 260 stockholders of record.

         When proxies are properly dated, executed and returned, the shares they represent will be voted at the Special Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR approval to eliminate the restriction on the number of shares of Common Stock issuable upon conversion of the 5% Series A Convertible Redeemable Preferred Stock, FOR approval to eliminate the restriction on the number of shares of Common Stock issuable upon conversion of the 5% Series B Convertible Redeemable Preferred Stock and FOR approval of a transaction or series of transactions to sell up to a total of

5,000,000 shares of Common Stock or Preferred Stock (convertible into Common Stock) which might result in the issuance of more than 20% of the outstanding Common Stock of the Company and to grant rights to elect a majority of the directors of the Company, which might result in a change of control.

         Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (i) filing with the Secretary of the Company a signed written statement revoking his or her proxy or (ii) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attendance at the Special Meeting and the election to vote in person. Attendance at the Special Meeting will not by itself constitute the revocation of a proxy.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ATMEL RELATIONSHIP

         On April 28, 1995, pursuant to certain agreements with certain of the Company's stockholders, Atmel Corporation ("Atmel") acquired 425,000 shares of Common Stock from the Company, 300,000 shares of Common Stock from certain stockholders of the Company, and 128,050 shares of Common Stock from the Company's equipment lessors, all of which shares were purchased at a price of $8.00 per share. Atmel also acquired from ACMA Limited ("ACMA") certain warrants to purchase 175,000 shares of Common Stock of the Company at an exercise price of $1.00 per share, for a purchase price of $7.00 per share . In connection with these transactions, the Company entered into an agreement with Atmel (the "Stock Purchase Agreement") pursuant to which Atmel agreed to certain transfer restrictions for a period of three years. Atmel also agreed to certain standstill provisions, including an agreement not to increase its beneficial ownership above 19.9% of the voting power of the Company on a fully diluted basis for a period of five years from the date of the Stock Purchase Agreement. The foregoing restrictions terminate on the date on which a person or entity acquires more than 50% of the voting power of the Company. In addition, Atmel agreed that, for a period of ten years from the date of the Stock Purchase Agreement, it will vote its shares of Common Stock of the Company in proportion to the votes cast by the other stockholders of the Company, except with respect to certain material events. The voting and standstill restrictions terminate at such time as Atmel beneficially owns less than 5% of the Common Stock of the Company. In connection with its acquisition of capital stock of the Company, Atmel became a party to the Registration Rights Agreement which provides Atmel with certain rights to register its shares of Common Stock of the Company, all of which have been registered on the Company's Form S-3, declared effective by the Securities and Exchange Commission on April 30, 1997. On April 28, 1995, Atmel also entered into a Licensing and Manufacturing Agreement with the Company.

ALLIANT PARTNERS

         James Kochman, a director of the Company, is a partner of Alliant Partners ("Alliant") (formerly, Bentley, Hall, Von Gehr International), an investment banking firm which performed investment banking services for the Company during the 12 months ended December 31, 1996. Such services related to, among other things, the Company's acquisition of NewLogic Corp. and the sale of the Company's wafer fabrication facility to Orbit Semiconductor. Compensation to Alliant during 1996 was $370,000, which exceeded 5% of Alliant's consolidated gross revenues for its most recent fiscal year. Alliant may also perform investment banking services for the Company from time to time in the future.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 25, 1997 by: (i) each person known to the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person subject to community property laws where applicable.

                                                                   SHARES
                                                                BENEFICIALLY
             NAME OF BENEFICIAL OWNER OWNED PERCENT                 OWNED      PERCENT

Lyford Ltd.(1)
28 Hagvura
Karni-Shomron, Israel ..........................................   1,743,577     20%

Vintage Products, Inc.(2)
Arlozorv Street
Telaviv, Israel ................................................   1,163,129    13.3

Chiang Lam(3) ..................................................   1,150,000    12.9

ACMA Limited(4)
17 Jurong Port Road
Singapore 2261 .................................................   1,130,000    12.7

Atmel Corporation(5)
2125 O'Nel Drive
San Jose, CA 95131 .............................................   1,053,050    12.1

Michael Gulett(6) ..............................................     190,938     2.1

Philip Siu(7) ..................................................      43,261      *

James L. Kochman(8) ............................................      25,000      *

Robert C. McClelland(9) ........................................      10,537      *

Dennis McDonald(10) ............................................      12,000      *

Richard Morley .................................................      11,000      *

James Boswell(11) ..............................................       6,563      *

George J. Collins(12) ..........................................       3,125      *

S. Atiq Raza(13) ...............................................       3,125      *

David G. Campbell ..............................................       5,000      *

All directors and executive officers as a group (11 persons)(14)     310,549     3.5

---------

*   Less than one percent (1%).

(1) Represents up to 1,840,773 shares of Common Stock issuable upon conversion of the Company's Preferred Stock. For purposes of determining the number of shares of Common Stock owned by Lyford Ltd., the number of shares of Common Stock calculated to be issuable upon conversion of the Preferred Stock is based on a conversion price of $1.0865 which represents an average closing bid price of the Common Stock over five consecutive trading days. Such conversion price is arbitrarily selected and is 82% of the average closing bid price over the five consecutive trading days preceding July 26, 1997. The number of shares of Common
       Stock issuable upon conversion of the Preferred Stock is subject to adjustment depending on the date of the conversion thereof and could be materially less or more than such estimated amount depending on factors which cannot be predicted by the Company including, among other things, the future market price of the Common Stock.

                                       -3-




       The natural persons who share beneficial ownership of the shares of Common Stock owned by Lyford Ltd. are unknown to the Company. John
       Gainsford is a director of Lyford who has voting and investment power with respect to the shares held by Lyford.
(2) Represents up to 927,229 shares of Common Stock issuable upon conversion of the Company's Preferred Stock. For purposes of determining the number of shares of Common Stock owned by Vintage Products, Inc., the number of shares of Common Stock calculated to be issuable upon conversion of the Preferred Stock is based on a conversion price of $1.071125 which represents an average closing bid price of the Common Stock over five consecutive trading days preceding July 17, 1997. The number of shares of Common Stock issuable upon conversion of the Preferred Stock is subject to adjustment depending on the date of the conversion thereof and could be materially less or more than such estimated amount depending on factors which cannot be predicted by the Company including, among other things, the future market price of the Common Stock. The natural persons who share beneficial ownership of the shares of Common Stock owned by Vintage are unknown to the Company. John Gainsford and Brian Bell are directors of Vintage who share voting and investment power with respect to the shares held by Vintage.
(3) Includes 930,000 shares held by ACMA and 200,000 shares issuable upon exercise of outstanding warrants. Also includes 20,000 shares issuable upon exercise of outstanding warrants held by Mr. Lam. Mr. Lam is a consultant and advisor to ACMA. Mr. Lam disclaims beneficial ownership of the shares held by ACMA.
(4)    Includes 200,000 shares issuable upon exercise of outstanding warrants.
       ACMA is a publicly held Singapore Corporation. The directors of ACMA who share voting and investment power with respect to the shares held by ACMA are as follows: Quek Sim Pin, Executive Chairman; Tan Chee Jin; Tan Seng
       Tjie; Rai Rajen, Managing Director; Low Seow Chye; Kwok Chee Wai; Tan
       Keng Lin; and Chou Kong Seng, Finance Director. See note 3 above.
(5)    Includes 200,000 shares issuable upon exercise of outstanding warrants.
(6) Includes 179,688 shares subject to stock options that are exercisable or will become exercisable within 60 days of July 25, 1997.
(7) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of July 25, 1997.
(8) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of July 25, 1997.
(9) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of July 25, 1997.
(10) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of July 25, 1997.
(11) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of July 25, 1997.
(12) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of July 25, 1997.
(13) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of July 25, 1997.
(14) Includes 283,299 shares subject to stock options that are exercisable or will become exercisable within 60 days of July 25, 1997.

                         FINANCIAL AND OTHER INFORMATION

         RECENT DEVELOPMENTS.

         NARROWED SECOND QUARTER LOSSES. Second quarter revenues were $3.5 million compared with $4.0 million for the same period last year and $3.6 million in the first quarter 1997. Net loss for the second quarter 1997 was $1.1 million or $.19 per share compared with a net loss of $16.7 million or $2.42 per share in the same period in 1996 and a net loss of $2.6 million or $.42 in the first quarter 1997. The loss in the second quarter 1996 included charges of $3.8 million related to a prior acquisition and $5.8 million in inventory adjustments following an industry wide drop in prices for SRAM products. Weighted average number of shares outstanding were 7,624,213 in the second quarter compared with 6,898,000 in the same period in 1996.

         The Company's recent operating results have consumed substantial amounts of cash and have generated an aggregate net loss for the period from January 1, 1997 through June 30, 1997 of $3,707,000. During this period, the Company has continued to experience a downward trend in product pricing which has contributed to the poor operating results. In January 1997, the Company completed the private placement of Series A Convertible Preferred Stock for net proceeds of approximately $1,880,000 (Note 15) and in July 1997, the Company completed the private placement of Series B Convertible Preferred Stock for net proceeds of approximately $1,870,000. See Note 15 of Notes to Financial Statements. Management believes that these cash infusions will be sufficient to meet the Company's projected working capital and other operating cash requirements through at least the end of 1997. Also, from the period from May 9, 1997 through July 7, 1997, the Company converted into Common Stock the maximum number of shares of Series A Convertible Preferred Stock allowed without obtaining stockholder approval for the issuance of additional shares of Common Stock upon conversion of the Series A Convertible Preferred Stock. The number of preferred shares converted was significantly less than anticipated (and, therefore, the number of common shares issued upon conversion was significantly greater than anticipated) due to the low price of the Company's

Common Stock during the period just prior to conversion. Without obtaining stockholder approval to allow the Company to issue additional shares of its Common Stock upon conversion of the remaining outstanding shares of Series A Convertible Preferred Stock, the Company will be required to redeem such stock for cash in the amount of approximately $1,200,000, which would cause an adverse affect on the Company's liquidity. Should continued product pricing pressures or delayed acceptance of the Company's new products continue to adversely affect the Company's operating results, or if the Company does not obtain stockholder approval to issue Common Stock upon conversion of the remaining shares of Series A Convertible Preferred Stock rather than redeem such stock for cash, the Company will have to pursue alternative financing opportunities. As of July 31, 1997, management has taken several steps to help ensure that adequate cash resources will continue to be available to the Company. Among these steps are further planned reductions in operating expenses, the proposed sale of additional equity securities and the proposed conversion of certain trade payables to equity. In addition, a special stockholders' meeting has tentatively been scheduled in September to approve the issuance of the additional Common Stock, among other matters.

         As a result of these changes in circumstances, the Company's independent accountants, reissued report on the Company's December 31, 1996 financial statements includes an explanatory paragraph indicating that these matters raise a substantial doubt about the Company's ability to continue as a going concern.

         SALE OF PREFERRED STOCK. On July 22, 1997, Paradigm sold a total of 200 shares of 5% Series B Convertible Redeemable Preferred Stock (the "Preferred B Stock") in a private placement to Lyford Ltd. at a price of $10,000 per share, for total proceeds (net of payments to third parties) of approximately $1,870,000. The Preferred B Stock is convertible at the option of the holder into the number of fully paid and non-assessable shares of Common Stock as is determined by dividing (A) the sum of (1) $10,000 plus (2) the amount of all accrued but unpaid or accumulated dividends on the shares of Preferred B Stock being converted by (B) the Conversion Price in effect at the time of conversion. The "Conversion Price" will be equal to the lower of (i) $1.375 or (ii) eighty-two percent (82%) of the average closing bid price of a share of Common Stock as quoted on the Nasdaq National Market over the five (5) consecutive trading days immediately preceding the date of notice of conversion of the Preferred B Stock. The Preferred B Stock is redeemable by the Company under certain limited circumstances. The Company is required to register the maximum number of shares of Common Stock issuable upon conversion of the Preferred B Stock.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATION.

         From its inception through its Reorganization in June 1994, the Company incurred substantial operating losses as it developed its technology and manufacturing processes. During this period, the Company incurred significant indebtedness to fund its operations, including capital expenditures associated with its wafer fabrication facility. This increasing indebtedness resulted in a significant increase in interest expense, which negatively impacted cash flow. In addition, the Company incurred operating losses due to manufacturing inefficiencies and a less than optimal sales mix that was comprised primarily of customers in lower margin markets. Specifically, prior to the Reorganization, many of the Company's suppliers temporarily suspended shipments or demanded payment in cash prior to delivery of products. In addition, due to the Company's urgent cash needs, it sold the majority of its high performance SRAM products into lower margin commodity markets, resulting in reduced sales and lower margins than would otherwise have been achievable. In January 1994 the Company concluded that it could not meet its debt obligations and began to develop a plan for restructuring its debt and capital structure.

         Prior to the Reorganization, Paradigm's new management team adopted a strategy of focusing on emerging markets for higher performance asynchronous and synchronous SRAMs and specialty products. This emphasis on the higher end of the SRAM market was facilitated by the Reorganization, which gave the Company the financial flexibility and time to target high-end markets for its high performance products. As a result of Paradigm's change in marketing strategy, the Company made a transition from a customer base composed largely of contract manufacturers to one increasingly represented by market leading product developers, resulting in increased sales to the Company's targeted markets in the telecommunications, networking, workstation, high performance PC and military/aerospace industries.

         Beginning in late 1995 and continuing into 1996 and 1997 the Company has experienced significant decreases in average selling prices for certain products. Such price decreases have had an adverse effect on the Company's operating results. Accordingly, the Company's ability to maintain or increase revenues will be highlydependent upon its ability to increase unit sales volumes of existing products and to introduce and sell new products in quantities sufficient to compensate for the anticipated declines in average selling prices of existing products. Declining average selling prices will also adversely affect the Company's gross margins unless the Company is able to reduce its costs per unit to offset such declines.

         The Company has been focusing on increasing operating efficiencies and reducing costs. This has enabled the Company to narrow operating losses for the second quarter ended June 30, 1997. Specifically, the Company has undergone company-wide restructuring and has implemented cost reduction programs which it believes will enable the Company to operate more effectively and efficiently.

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF PARADIGM TECHNOLOGY, INC.

         In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the pre-reorganization results of its operations and its cash flows for the period from April 1, 1994 to June 20, 1994 and the post-reorganization financial position of Paradigm Technology, Inc. at December 31, 1995 and 1996 and the post-reorganization results of its operations and its cash flows for the period from June 21, 1994 to December 31, 1994 and for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

         As discussed in Note 3 to the financial statements, on June 21, 1994, the Company's Third Amended Joint Plan of Reorganization was consummated. As of that date, the Company adopted "fresh-start" reporting to account for the reorganization, as set forth in Note 4 to the financial statements. Accordingly, the financial statements for periods subsequent to the reorganization have been prepared using a different basis of accounting and are, therefore, not comparable to the pre-reorganization financial statements.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency. In addition, if certain stockholder approvals are not obtained, the Company will be required to redeem for cash in the amount of approximately $1,200,000 the remaining outstanding shares of its Series A Redeemable Convertible Preferred Stock. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Price Waterhouse LLP

San Jose, California
January 23, 1997, except as to the second paragraph of Note 14, which is as of February 21, 1997, and except as to the fifth paragraph of Note 1 and the second paragraph of Note 15, which are as of July 31, 1997.

                                 BALANCE SHEETS
                     (in thousands except per share amounts)

                                                                       DECEMBER 31,
                                                                  --------------------
                                                                     1995       1996
                                                                  ---------- ----------
ASSETS:
Current assets:
    Cash and cash equivalents ..................................   $  4,015   $    587
    Short-term investments .....................................     17,198         --
    Accounts receivable, net of allowances of $675 and $1,569 ..     10,085      2,800
    Accounts receivable, related party .........................        339        137
    Inventory ..................................................      5,702      2,472
    Prepaid expenses and other .................................      1,883      4,918
                                                                   --------   --------
         Total current assets ..................................     39,222     10,914
    Property and equipment, net ................................     17,331      6,638
    Other assets ...............................................        179        190
                                                                   --------   --------
                                                                   $ 56,732   $ 17,742
                                                                   ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
    Line of credit .............................................   $     --   $  2,015
    Pre-petition liabilities ...................................         34         --
    Accounts payable ...........................................      2,855      6,103
    Accounts payable, related party ............................      1,319        140
    Accrued expenses and other liabilities .....................      5,103      2,766
    Current portion of debt obligations ........................      3,287        282
                                                                   --------   --------
         Total current liabilities .............................     12,598     11,306
    Debt obligations, net of current portion ...................      4,349         92
    Deferred rent ..............................................        436         --
                                                                   --------   --------
         Total liabilities .....................................     17,383     11,398
                                                                   --------   --------
    Commitments and contingencies (Notes 7, 13 and 14) Stockholders' equity:
    Preferred stock, $.01 par value; 5,000 shares authorized, no
         shares issued and outstanding .........................         --         --
    Common stock, $0.01 par value; 25,000 shares authorized;
         6,599 and 7,225 shares issued and outstanding .........         66         72
    Additional paid-in capital .................................     32,812     36,226
    Retained earnings (accumulated deficit) ....................      6,471    (29,954)
                                                                   --------   --------
         Total stockholders' equity ............................     39,349      6,344
                                                                   --------   --------
                                                                   $ 56,732   $ 17,742
                                                                   ========   ========

   The accompanying notes are an integral part of these financial statements.

                            STATEMENTS OF OPERATIONS
                     (in thousands except per share amounts)


                           Pre-Reorganization             Post-Reorganization
                           ------------------  --------------------------------------------
                               Period from     Period from
                               April 1 to       June 21 to       Year Ended     Year Ended
                                June 20,       December 31,     December 31,   December 31,
                                  1994             1994             1995           1996
                           ------------------  -----------      -----------    ------------

Sales, net ...................   $  6,033        $ 19,690        $ 51,923        $ 23,202
Cost of goods sold ...........      5,895          12,881          31,033          36,364
                                 --------        --------        --------        --------
Gross profit (loss) ..........        138           6,809          20,890         (13,162)
                                 --------        --------        --------        --------
Operating expenses:
Research and development .....      1,192           1,920           4,621           6,243
Selling, general and
     administrative ..........      1,191           3,004           8,107           9,497
Loss on sale of wafer
     fabrication facility
     (Note 13) ...............         --              --              --           4,632
Write-off of in-process
     technology acquired
     (Note 8) ................         --              --              --           3,841
                                 --------        --------        --------        --------
     Total operating expenses       2,383           4,924          12,728          24,213
                                 --------        --------        --------        --------
Operating income (loss) ......     (2,245)          1,885)          8,162)        (37,375)
Interest expense .............        518             721           1,369           1,121
Other income, net ............        (17)            (44)           (615)           (946)
                                 --------        --------        --------        --------
Income (loss) before extra-
ordinary gain and provision
(benefit)for income taxes ....     (2,746)          1,208)          7,408)        (37,550)
Extraordinary gain ...........     12,990              --              --              --
Provision (benefit) for income
taxes ........................         --              --           2,145          (1,125)
                                 --------        --------        --------        --------
Net income (loss) ............   $ 10,244        $  1,208        $  5,263        $(36,425)
                                 ========        ========        ========        ========

Net income (loss) per share
(Note 2) .....................                   $   0.23        $   0.83        $  (5.16)
                                                 --------        --------        --------

Weighted average common
and common equivalent
shares outstanding (Note 2) ..      5,355           6,314           7,060
                                                 --------        --------        --------

   The accompanying notes are an integral part of these financial statements.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                                                                               RETAINED
                                        PREFERRED STOCK        COMMON STOCK       ADDITIONAL   EARNINGS
                                      -------------------   -------------------    PAID IN   (ACCUMULATED
                                       SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     DEFICIT)      TOTAL
                                      --------   --------   --------   --------    --------    --------    ---------

Balance, March 31, 1994 ...........         --   $     --   $ 10,393    $  5,376    $    --     (54,864)   $(49,488)
Net loss ..........................         --         --         --         --          --      (2,746)     (2,746)
                                      --------   --------   --------   --------    --------    --------    --------
Balance, June 20, 1994 pre-
  reorganization ..................         --         --     10,393      5,376          --     (57,610)    (52,234)
Adjustments for reorganization:
  Extraordinary gain on debt ......         --         --         --         --          --      12,990      12,990
  Fresh start reporting
     adjustments ..................         --         --    (10,393)    (5,376)         --      44,620      39,244
  Issuance of new stock ...........      6,400        960        550        165          --          --       1,125
                                      --------   --------   --------   --------    --------    --------    --------
Balance, June 21, 1994 post-
  reorganization ..................      6,400        960        550        165          --          --       1,125
Stock options exercised ...........         --         --         39         12          --          --          12
Net income ........................         --         --         --         --          --       1,208       1,208
                                      --------   --------   --------   --------    --------    --------    --------
Balance, December 31, 1994 ........      6,400        960        589        177          --       1,208       2,345
Reincorporation in Delaware
  (Note 1) ........................         --         --         --       (171)        171          --          --
Initial public offering of common
  stock, net of costs .............         --         --      2,300         23      28,281          --      28,304
Conversion of preferred stock to
  common stock ....................     (6,400)      (960)     3,200         32         928          --          --
Issuance of stock pursuant to Atmel
  agreement (Note 6) ..............         --         --        425          4       3,396          --       3,400
Stock options exercised ...........         --         --         85          1          36          --          37
Net income ........................         --         --         --         --          --       5,263       5,263
                                      --------   --------   --------   --------    --------    --------    --------
Balance, December 31, 1995 ........         --         --      6,599         66      32,812       6,471      39,349
Issuance of common stock to
  acquire NewLogic (Note 8) .......         --         --        314          3       2,653          --       2,656
Issuance of common stock under
  employee stock plans ............         --         --        312          3         761          --         764
Net loss ..........................         --         --         --         --          --     (36,425)    (36,425)
                                      --------   --------   --------   --------    --------    --------    --------
Balance, December 31, 1996 ........         --   $     --      7,225   $     72    $ 36,226    $(29,954)   $  6,344
                                      ========   ========   ========   ========    ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                       Pre-Reorganization           Post-Reorganization
                                                       ------------------  -----------------------------------------
                                                           Period from     Period from
                                                            April 1 to     June 21 to    Year Ended    Year Ended
                                                             JUNE 20,      DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                1994           1994          1995         1996
                                                        -----------------   ----------   -----------  --------------

Cash flows from operating activities:
 Net income (loss) .......................................   $ 10,244       $  1,208       $  5,263    $(36,425)
 Adjustments to reconcile net income (loss) to net cash
      from operating activities:
      Depreciation and amortization ......................      1,503          2,777          5,141       5,716
      Provision for doubtful accounts ....................        115             --             90       1,372
      Extraordinary gain .................................    (12,990)            --             --          --
      Loss on sale of wafer fabrication facility .........         --             --             --       4,632
      Write off in-process technology ....................         --             --             --       3,841
      Gain on sale of fixed assets .......................         --             --             --        (532)
 Changes in operating assets and liabilities:
      Accounts receivable ................................        (59)        (1,077)        (5,680)      6,115
      Inventory ..........................................       (520)        (1,190)          (814)      1,430
      Other assets .......................................        284           (356)        (1,361)        (48)
      Accounts payable ...................................        (63)           (47)         3,475       2,023
      Pre-petition liabilities paid ......................         --         (2,981)        (1,007)        (34)
      Other liabilities ..................................        868           (168)         3,012      (3,723)
                                                             --------       --------       --------    --------
 Net cash provided by (used in) operating activities
      before reorganization items paid ...................       (618)        (1,834)         8,119     (15,633)
      Reorganization items paid ..........................       (175)          (889)          (189)         --
                                                             --------       --------       --------    --------
            Net cash provided by (used in) operating
                 activities ..............................       (793)        (2,723)         7,930     (15,633)
                                                             --------       --------       --------    --------
Cash flows used in investing activities:
 Purchases of property and equipment .....................       (263)          (827)       (13,609)    (13,985)
 Purchase of short-term investments ......................         --             --        (18,689)     (2,672)
 Sale of short-term investments ..........................         --             --          1,491      19,870
 Sale of fixed assets ....................................         --             --             --         549
 Proceeds from sale of wafer fabrication facility ........         --             --             --       6,665
 Acquisition of NewLogic, net of cash acquired ...........         --             --             --        (723)
                                                             --------       --------       --------    --------
      Net cash provided by (used) by investing activities        (263)          (827)       (30,807)      9,704
                                                             --------       --------       --------    --------
Cash flows from financing activities:
 Line of credit increase (decrease) ......................        973            171         (4,623)      2,015
 Payments on capital leases ..............................         --         (2,012)        (7,747)         --
 Issuance of notes payable ...............................         --             --          9,300      11,339
 Principal payments on notes payable .....................         --           (455)        (1,914)    (11,601)
 Issuance of common stock ................................         --             12         31,741         748

 Issuance of preferred stock .............................      6,000             --             --          --
                                                             --------       --------       --------    --------
      Net cash provided by (used by) financing activities       6,973         (2,284)        26,757       2,501
                                                             --------       --------       --------    --------
      Net increase (decrease) in cash and cash equivalents      5,917         (5,834)         3,880      (3,428)
Cash and cash equivalents:
 Beginning of period .....................................         52          5,969            135       4,015
                                                             --------       --------       --------    --------
 End of period ...........................................   $  5,969       $    135       $  4,015    $    587
                                                                                                       ========
Supplemental information:
 Interest paid ...........................................   $    266       $  1,060       $  1,335    $  1,291
                                                             --------       --------       --------    --------
 Income taxes paid .......................................   $     --       $     --       $    348    $  1,067
                                                             --------       --------       --------    --------


   The accompanying notes are an integral part of these financial statements.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND ITS BUSINESS:

         Paradigm Technology, Inc. ("Paradigm" or the "Company") was originally incorporated in California in January 1987. Pursuant to the May 24, 1994, Third Amended Joint Plan of Reorganization (the "Plan") under Chapter 11 of the United States Bankruptcy Code (Note 3), amended Articles of Incorporation were filed. On June 7, 1994, the Court confirmed the Plan, which became effective on June 21, 1994. The Company reincorporated in Delaware effective June 22, 1995, which involved the exchange of the Company's postReorganization common and preferred stock into shares of the Delaware Company stock. Pursuant to the reincorporation, the Company has authorized 25,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.01 par value preferred stock.

         The Company markets high speed, high density Static Random Access Memory ("SRAM") products for uses in telecommunication devices, workstations and high performance PCs to OEMs and distributors in the United States, Europe and the Far East.

         The SRAM business is highly cyclical and has been subject to significant downturns at various times that have been characterized by diminished product demand, production overcapacity, and accelerated erosion of average selling prices. During the latter part of 1995 and all of 1996, the market for certain SRAM devices experienced an excess supply relative to demand which resulted in a significant downward trend in prices.

         The selling price that the Company is able to command for it's products is highly dependent on industry-wide production capacity and demand. In this regard, the Company did experience rapid erosion in product pricing during 1996 which was not within the control of the Company. The Company could continue to experience a downward trend in product pricing which could adversely effect the Company's operating results.

         The Company's recent operating results have consumed substantial amounts of cash and have generated an aggregate net loss for the period from January 1, 1997 through June 30, 1997 of $3,707,000 (unaudited). During this period, the Company has continued to experience a downward trend in product pricing which has contributed to the poor operating results. In January 1997, the Company completed the private placement of Series A Convertible Preferred Stock for net proceeds of approximately $1,880,000 (Note 15) and in July 1997, the Company completed the private placement of Series B Convertible Preferred Stock for net proceeds of approximately $1,870,000 (Note 15). Management believes that these cash infusions will be sufficient to meet the Company's projected working capital and other operating cash requirements through at least the end of 1997. Also, from the period from May 9, 1997 through July 7, 1997, the Company converted into Common Stock the maximum number of shares of Series A Convertible Preferred Stock allowed without obtaining stockholder approval for the issuance of additional shares of Common Stock upon conversion of the Series A Convertible Preferred Stock. The number of preferred shares converted was significantly less than anticipated (and, therefore, the number of common shares issued upon conversion was significantly greater than anticipated) due to the low price of the Company's Common Stock during the period just prior to conversion. Without obtaining stockholder approval to allow the Company to issue additional shares of its Common Stock upon conversion of the remaining outstanding shares of Series A Convertible Preferred Stock, the Company will be required to redeem such stock for cash in the amount of approximately $1,200,000, which would cause an adverse affect on the Company's liquidity. Should continued product pricing pressures or delayed acceptance of the Company's new products continue to adversely affect the Company's operating results, or if the Company does not obtain stockholder approval to issue Common Stock upon conversion of the remaining shares of Series A Convertible Preferred Stock rather than redeem such stock for cash, the Company will have to pursue alternative financing opportunities. As of July 31, 1997, management has taken several steps to help ensure that adequate cash resources will continue to be available to the Company. Among these steps are further planned reductions in operating expenses, the proposed sale of additional equity securities and the proposed conversion of certain trade payables to equity. In addition, a special stockholders' meeting has tentatively been scheduled in September to approve the issuance of the additional Common Stock, among other matters.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

FISCAL YEAR

         Prior to consummation of the Reorganization, the Company's fiscal year ended on the Sunday closest to March 31. Upon completion of the Reorganization, the Company changed its fiscal year end to December 31. The periods from April 1, 1994 to June 20, 1994 and from June 21, 1994 to December 31, 1994 contained 12 and 27 weeks, respectively.

REVERSE STOCK SPLIT

         Share information for all periods has been retroactively adjusted to reflect a 1-for-2 reverse stock split of common stock effected on June 22, 1995.

BASIS OF PRESENTATION

         The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from those estimates.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

         The Company considers all highly liquid investments purchased with an initial maturity of 90 days or less to be cash equivalents and investments with original maturities of greater than 90 days to be short-term investments. The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). As of December 31, 1995, the Company had short-term investments comprising primarily of fixed-maturity securities of $17.2 million, all of which had been classified as available for sale and which all have contractual maturities of less than two years. These securities are stated at fair market value. Unrealized gains and losses were immaterial at December 31, 1995.

CONCENTRATION OF CREDIT RISK

         Export sales, primarily to Europe and the Far East, represent 15%, 26%, 28%, and 25% of total sales for the period from April 1, 1994 to June 20, 1994, for the period from June 21, 1994 to December 31, 1994, and for the years ended December 31, 1995 and December 31, 1996, respectively. The Company's sales have been denominated in U.S. dollars.

         The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The following table summarizes the percentage of net sales to significant customers:

                  Pre-Reorganization                    Post-Reorganization
                 --------------------      -----------------------------------------------------
                      Period from           Period from
                      April 1 to             June 21 to          Year Ended          Year Ended
                       June 20,             December 31,        December 31,        December 31,
                         1994                   1994                1995                1996
                 --------------------      --------------     ----------------      ------------

Customer A               20%                    11%                 --                   --
Customer B               11%                    23%                 28%                  25%
Customer C               --                     13%                 --                   --
Customer D               --                     --                  --                   13%
Customer E               --                     --                  --                   13%


         As of December 31, 1995, accounts receivable from three customers accounted for approximately 11%, 11% and 15% of total gross accounts receivable, respectively. As of December 31, 1996, accounts receivable from three customers accounted for approximately 16%, 17%, and 18% of total gross accounts receivable, respectively. The Company maintains allowances for potential credit losses based upon expected collectibility of all accounts receivable.

INVENTORY

         Inventory is stated at the lower of cost (determined on a first-in, first-out method) or market. Included in cost of sales for the year ended December 31, 1996 are lower of cost or market provisions of $2,475,000 and write-offs of $3,325,000 related to older generation SRAM products.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life. During the quarter ended December 31, 1996 the Company sold fixed assets with a net book value of $19.3 million related to its wafer fabrication facility (Note 13).

REVENUE RECOGNITION

         Revenue from product sales is generally recognized upon shipment and a reserve is provided for estimated returns. The Company's sales to distributors are made under agreements allowing certain rights of return and price protection on products unsold by the distributors. Accordingly, the Company defers recognition of revenue on such sales until the products are sold by the distributors.

RESEARCH AND DEVELOPMENT

         Research and development expenses are charged to the statement of operations as incurred.

INCOME TAXES

         Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts under the provisions of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes" (Note
11).

STOCK BASED COMPENSATION

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages, but does not require companies to record compensation cost for stock-based employee compensation plans based on the fair value of options granted. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

NET INCOME (LOSS) PER SHARE

         Net loss per share is computed using the weighted average number of Common shares outstanding. Common stock equivalents are excluded as their effect is anti-dilutive. Net income per share is computed using the weighted average number of common stock and common stock equivalents outstanding. Common stock equivalent shares consist of stock options and warrants. Pursuant to the requirements of the Securities and Exchange Commission, common stock equivalent shares relating to stock options and warrants issued during the twelve months prior to the initial public offering are included in the computations for periods presented through the initial public offering, whether they are anti-dilutive or not. Net income per share for pre-reorganization periods is not presented since such information is not comparable with post-reorganization net income per share. The Company completed its initial public offering of common shares on July 5, 1995 and shares issued are included in the weighted average computation only from the date of issuance. Accordingly, these shares resulted in a greater amount of average shares in 1996 compared to 1995.

NOTE 3 -- THE REORGANIZATION:

         From its inception through fiscal 1994, the Company incurred substantial losses and consumed all of the equity contributed by stockholders. In addition, during this period, the Company continued to incur indebtedness to fund its cash flow needs including capital expenditures associated with its wafer fabrication facility. As a result of the significant interest expense caused by this leverage and continued operating losses, the Company concluded that it could not meet its debt obligations and developed a plan for restructuring its debt and capital structure.

         On February 23, 1994, the Company entered into a letter of intent with ACMA Limited ("ACMA") and a letter of intent with National Semiconductor Corporation ("National Semiconductor") to restructure its obligations and provide additional capital to the Company. On March 30, 1994 and pursuant to the ACMA letter of intent, the Company filed in the United States Bankruptcy Court for the Northern District of California (the "Court") a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On April 7, 1994, the Company filed its initial Plan of Reorganization with the Court. On May 24, 1994, after further negotiations between the Company and the Official Committee of Unsecured Creditors in its bankruptcy proceeding, the Company filed its Plan. On June 7, 1994, the Court confirmed the Plan, which became effective on June 21, 1994.

         The Plan provided for the elimination of a significant portion of the Company's indebtedness and a significant reduction in its interest expense. Pursuant to the Plan:

         - ACMA paid $5.0 million in exchange for 2,295,000 shares of Series A-1 voting preferred stock, 2,405,000 shares of Series A-2 nonvoting preferred stock and warrants to purchase 250,000 shares of the post-reorganization new common stock (the "new common stock") (Note 9) at an exercise price of $250,000, and paid $1.0 million for a convertible note,

         - ACMA guaranteed $1.5 million of the Company's line of credit with CoastFed Business Credit Corporation ("CoastFed"),

         - National Semiconductor paid $1.0 million for 500,000 shares of Series A-1 voting preferred stock, the proceeds of which were used to repay ACMA's convertible note,

         - Mitsubishi International Corporation ("Mitsubishi") received a cash payment of $300,000 and 465,116 shares of new Series B preferred stock in exchange for the cancellation of $5.0 million of indebtedness,

         o Equipment lessors received payments in full under a modified payments schedule and new common stock equal to approximately 3.2% of the Company's capital stock on a fully diluted basis (300,000 shares, pre-split),

         o NUF Corporation, an affiliate of NKK Corporation, and NKK Corporation received $345,000 in cash, 734,884 shares of new Series B preferred stock and a license to sell Paradigm's 256K product in North America in exchange for cancellation of $5.8 million of indebtedness,

         o Claim holders of The Creditor Workout Agreement, who were considered unsecured creditors, received 30% of their proof of claim and new common stock equal to approximately 8.5% of the Company's capital stock, on a fully diluted basis (800,000 shares, pre-split),

         o A $526,000 term note was repaid in full to an equipment supplier, and o The rights and interests of the Company's previous equity holders were terminated.

         As of the effective date of the Plan, a claim by one of the Company's equipment suppliers was in dispute. A provision of $250,000 was accrued as of December 31, 1994 for the disputed claim. A total of $66,000 was paid on pre-petition interest accrued prior to March 30, 1994 and pre-petition interest accrued during the Chapter 11 proceedings. The Company recorded an extraordinary gain of $13.0 million in the period ended June 20, 1994, as a result of the Plan.

NOTE 4 -- FRESH START REPORTING:

         In connection with the Reorganization under Chapter 11 of the U.S. Bankruptcy Code described in Note 3, the Company's basis of accounting for financial reporting purposes changed starting June 21, 1994 as follows: (i) the Company's assets and liabilities were adjusted to reflect a reorganization value (the "Reorganization Value"), generally approximating the fair value of the Company as a going concern on an unleveraged basis, (ii) the accumulated deficit was eliminated, and (iii) the Company's capital structure was adjusted to reflect consummation of the Plan. Accordingly, the results of operations after June 20, 1994 are not comparable to results of operations prior to such date.

         The Reorganization Value of $1.1 million was determined based on several factors including projected discounted cash flows and management's estimate of the fair value of its common stock upon reorganization from bankruptcy. The cash flow analysis gave effect to the corporate restructuring and resultant debt obligations as well as other operating program changes, limitations on the use of available net operating loss carryforwards and other tax attributes, market share and position, competition and general economic considerations, projected sales growth and profitability, and working capital requirements.

         Current assets and liabilities were recorded at their book value, which approximated fair value. Property and equipment was recorded based upon the Reorganization Value, which was less than its fair value in continued use, based on an independent appraisal. Other noncurrent assets were recorded at net book value, which approximates fair value and long-term debt was recorded at present value of the obligation determined under the Plan as of June 21, 1994.

         The effect of the Plan and the adoption of fresh start reporting on the Company's balance sheet as of June 21, 1994 was as follows (in thousands):

                                                      Adjustment to Record the
                                                       Plan of Reorganization
                                                       ----------------------
                                         Prior to         Debt                  Subsequent to
                                      Reorganization    Exchange  Fresh Start  Reorganization
                                      --------------    --------  -----------  --------------
ASSETS:
Cash and cash equivalents ............   $    (31)      $     --    $  6,000       $  5,969
Accounts receivable, net .............      3,757             --          --          3,757
Inventories ..........................      3,698             --          --          3,698
Prepaid expenses and other ...........        340             --        (195)           145
                                         --------       --------    --------       --------
 Total current assets ................      7,764             --       5,805         13,569
                                         --------       --------    --------       --------
Property and equipment, net ..........      9,485             --       1,328         10,813
Other assets .........................        199             --          --            199
                                         --------       --------    --------       --------
 Total assets ........................   $ 17,448       $     --    $  7,133       $ 24,581
                                         ========       ========    ========       ========

LIABILITIES AND STOCK-
  HOLDERS' EQUITY (DEFICIT):
Line of credit .......................   $  4,452       $     --    $     --       $  4,452
Accounts payable .....................      5,808         (3,295)         --          2,513
Accrued payroll and related expenses .      1,048             16         (30)         1,034
Accrued expenses and other liabilities      2,614           (265)      1,129          3,478
Accrued interest .....................        700           (614)         --             86
Capital leases, current portion ......      9,172         (5,132)         --          4,040
Notes payable ........................     11,527         (9,978)       (127)         1,422
                                         --------       --------    --------       --------
 Total current liabilities ...........     35,321        (19,268)        972         17,025
                                         --------       --------    --------       --------
Capital leases, net of current portion         --          5,933          --          5,933
Deferred rent ........................        608             --        (110)           498
                                         --------       --------    --------       --------
 Total liabilities ...................     35,929        (13,335)        862         23,456
                                         --------       --------    --------       --------
Common/preferred stock ...............         --            345         780          1,125
Predecessor common/preferred stock ...     39,129             --     (39,129)            --
Retained earnings (deficit) ..........    (57,610)        12,990      44,620             --
                                         --------       --------    --------       --------
 Total stockholders' equity (deficit)     (18,481)        13,335       6,271          1,125
                                         --------       --------    --------       --------
 Total liabilities and stockholders'
      equity .........................   $ 17,448       $     --    $  7,133       $ 24,581
                                         ========       ========    ========       ========

         Pre-petition liabilities paid in the years ended December 31, 1995 and 1996 consist of (in thousands):

                                                      Post-Reorganization
                                                     --------------------
                                                       1995          1996
                                                     ------        ------
Accounts payable................................     $  715        $   --
Accrued payroll and related expenses............        146            --
Accrued expenses................................        146            34
                                                     ------        ------
 Total..........................................     $1,007        $   34
                                                     ======        ======

NOTE 5 -- BALANCE SHEET DETAIL:
(in thousands)

                                    Post-Reorganization
                                       December 31,
                                   --------------------
                                     1995        1996
                                   --------    --------
Inventory:
 Raw materials .................   $    633    $     16
 Work in process ...............      4,307       1,778
 Finished goods ................        762         678
                                   --------    --------
                                   $  5,702    $  2,472
                                   ========    ========
Property and equipment:
 Machinery and equipment .......   $ 21,315    $  9,488
 Leasehold improvements ........      3,622          --
 Furniture and fixtures ........        264          19
                                   --------    --------
                                     25,201       9,507
 Less accumulated depreciation .     (7,870)     (2,869)
                                   --------    --------
                                   $ 17,331    $  6,638
                                   ========    ========
Accrued Liabilities:
 Accrued payroll and commissions   $  1,583    $    804
 Income taxes ..................      1,797          --
 Other .........................      1,723       1,962
                                   --------    --------
                                   $  5,103    $  2,766
                                   ========    ========

NOTE 6 -- RELATED PARTY TRANSACTIONS:

         As a result of the Reorganization, certain of the Company's creditors became stockholders (Note 3). Transactions with stockholders consist of the following:

         Gross sales to NKK were $359,000 for the period from June 21, 1994 to December 31, 1994. Gross sales to NKK were insignificant during the years ended December 31, 1995 and December 31, 1996. The value of product purchased from NKK in the year ended December 31, 1995 was $3,237,000 of which $1,319,000 is included in the accounts payable, related party balance at December 31, 1995. During the year ended December 31, 1996, the Company purchased product with a value of $6,111,000 from NKK. There was no amount due NKK at December 31, 1996.

         Gross sales to National Semiconductor for the period from June 21, 1994 to December 31, 1994 and during the years ended December 31, 1995 and December 31, 1996 amounted to $1,700,000, $2,500,000, and $500,000, respectively, of which $339,000 and $137,000, respectively, is included in the accounts receivable, related party balance at December 31, 1995 and December 31, 1996.

         In April 1995, NKK and the Company modified their previous technology license and development agreements. This 1995 agreement provides for payment of royalties to the Company by NKK on certain quantities of 1M SRAM's sold and, with certain exceptions, cancels further obligations of each party to deliver technology improvements or design updates to the other.

         On April 28, 1995, pursuant to certain agreements with certain of the Company's stockholders, Atmel acquired 425,000 shares of common stock from the Company, 300,000 shares of common stock from certain stockholders of the Company who had been unsecured creditors of the Company as of the reorganization, and

128,050 shares of common stock from the Company's equipment lessors all of which shares were purchased at a price of $8.00 per share (the "Atmel Stock"). Atmel also acquired from ACMA certain warrants to purchase 175,000 shares of common stock at an exercise price of $1.00 per share, for a purchase price of $7.00 per share subject to the warrants. In connection with these transactions, the Company entered into an Agreement with Atmel (the "Stock Purchase Agreement") pursuant to which Atmel agreed to certain transfer restrictions for a period of three years. Atmel also agreed to certain standstill provisions, including an agreement not to increase its beneficial ownership above 19.9% of the voting power of the Company on a fully diluted basis for a period of five years from the date of the Stock Purchase Agreement. The foregoing restrictions terminate on the date on which a person or entity acquires more than 50% of the voting power of the Company. In addition, Atmel agreed that, for a period of ten years from the date of the Stock Purchase Agreement, it will vote the Atmel Stock in proportion to the votes cast by the other stockholders of the Company, except with respect to certain material events. The voting and standstill restrictions terminate at such time as Atmel beneficially owns less than 5% of the common stock of the Company. On April 28, 1995, Atmel also entered into a Licensing and Manufacturing Agreement (the "Agreement") with the Company. This Agreement provides Atmel with a nonexclusive, royalty bearing license to manufacture, use and sell certain of the Company's products. The royalty fee is based on a percentage of the average selling price of the products sold. In addition, under the Agreement, a certain wafer manufacturing capacity per week has been made available to the Company by Atmel. The Agreement does not include a purchase commitment by the Company. However, to the extent the Company provides Atmel with its three-month demand forecast, it is committed to purchase the three-month forecasted quantities. No obligation to purchase wafers existed as of December 31, 1996. The price of the wafers has been fixed at the current fair market value. The Agreement expires on April 28, 2000. There was no amount due Atmel at December 31, 1995. The value of product purchased from Atmel in the year ended December 31, 1996 was $429,000 of which $140,000 is included in the accounts payable, related party balance at December 31, 1996.

NOTE 7 -- DEBT OBLIGATIONS:

         Notes payable and debt, excluding the line of credit consist of the following (in thousands):

                        Post-Reorganization
                            December 31,
                        -------------------
                           1995     1996
                        ---------  --------
Promissory notes ......   $   --   $  374
Term loans ............    7,636       --
                          ------   ------
                           7,636      374
Less current portion ..    3,287      282
                          ------   ------
                          $4,349   $   92
                          ======   ======


         Outstanding promissory notes at December 31, 1996 bear interest at rates ranging from 8.0% to 19.8% and are repayable at various dates through 1998. These notes are secured by the equipment purchased.

         At December 31, 1995, the Company had outstanding borrowings of $7.5 million related to three term notes under a credit facility with Greyrock Business Credit with a credit limit of $16.75 million. Under the agreement, borrowings were limited to 80% of eligible accounts receivable (not to exceed $8.0 million), plus the aggregate amount outstanding under certain term loans, plus $2.5 million until May 15, 1995 and $1.5 million thereafter. The credit facility was secured by all inventory, equipment, receivables and general intangibles of the Company. ACMA issued a $2.5 million standby letter of credit to guarantee the line of credit, and in connection therewith received a warrant to purchase 25,000 shares of common stock (Note 9). In connection with the repayment of the line of credit in August 1995, the standby letter of credit was terminated.

         In February 1996 the Company replaced the existing line of credit with Greyrock Business Credit with a line of credit from Bank of the West with a borrowing limit of $10.0 million. Borrowings were limited to 80% of eligible receivables and interest was at prime. The line of credit was secured by accounts receivable. On February 27, 1996 the Company borrowed $5.6 million to pay off the outstanding balance of the Greyrock term notes.

         In addition to the Bank of the West line of credit, the Company obtained a line of credit for equipment purchases from the CIT Group. The aggregate principal amount of all loans under this commitment could not exceed $15,000,000 and the commitment expired on December 30, 1996. Borrowings under this line of credit bore interest at the U.S. Treasury rate for two year maturities plus 2.96% and were limited to 80% of the cost of eligible equipment. All borrowings under this commitment were secured by the equipment purchased.

         In November 1996, the Company replaced the Bank of the West line of credit with a new line of credit from Greyrock Business Credit with a borrowing limit of $6,000,000 of which $513,000 was available at December 31, 1996. Borrowings under this line of credit are limited to 80% of eligible receivables and interest is at the greater of LIBOR plus 5.25% or 9%. At December 31, 1996 the outstanding balance under this line of credit was $2,015,000.

         In November 1996 the Company sold its wafer fabrication operations (Note 13). The purchasing company assumed $7,500,000 of outstanding borrowings with the CIT Group that were secured by wafer fabrication equipment that was purchased. The Company used approximately $2,200,000 of the cash proceeds from the sale of the wafer fabrication facility to pay off the remaining CIT Group borrowings.

NOTE 8 -- NEWLOGIC ACQUISITION

         In June 1996, the Company acquired, through a stock purchase and merger transaction, NewLogic, a company which develops and manufactures logic designs with large memory arrays. In exchange for its purchase of the NewLogic capital stock, the Company issued 314,394 shares of the Company's common stock, with a market value of approximately $2,656,000, and approximately $825,000 in cash. In addition, the Company incurred transaction costs of approximately $237,000. The fair value of NewLogic's tangible net assets at the date of acquisition was a deficit of $373,000. Approximately $3,841,000 of the purchase price in excess of the fair market value of the net tangible assets was allocated to in-process technology which the Company wrote off in the quarter ended June 30, 1996. Approximately $250,000 was allocated to other intangibles. The unamortized balance of these other intangibles was written off in connection of the shutdown of NewLogic in early 1997.

         The Company accounted for this acquisition using the purchase method of accounting and accordingly, the results of operations and cash flows of the acquisition have been included only from the date of acquisition. Excluding the $3,841,000 write-off of purchased in-process technology, the pro forma impact on the Company's results of operations had the acquisition been consummated on January 1, 1995 is not materially different from the results presented in the accompanying statement of operations.

NOTE 9 -- PREFERRED STOCK, NEW COMMON STOCK AND NEW COMMON STOCK WARRANTS:

         As a result of the Plan, the Company issued 2,295,000 voting shares of Series A-1 preferred stock ("Series A-1") and 2,405,000 nonvoting shares of Series A-2 preferred stock to ACMA for cash of $5.0 million. National Semiconductor was issued 500,000 voting shares of Series A-1 for $1.0 million. In addition, 1,200,000 shares of Series B voting preferred stock were issued to NKK and Mitsubishi. These shares form part of the settlement against $10,750,000 of short-term notes owed by the Company prior to June 21, 1994. All preferred stock was converted at a 2-for-1 ratio of preferred stock to common stock upon the completion of the Company's initial public offering.

         A total of 550,000 shares of the new common stock was issued to creditors and lessors as part of the Plan. The 1994 Stock Option Plan was also created (Note 10).

         In exchange for its guarantee on the CoastFed line of credit in April 1994, ACMA was issued warrants to purchase 250,000 shares of new common stock at an exercise price of $1.00 per share. There is a five year expiration date placed on these warrants. On December 9, 1994, ACMA assigned a warrant to purchase 50,000 shares of common stock to Chiang Lam (President of ACMA USA). In January 1995, in exchange for a $1.0 million increase in its guarantee of the line of credit, ACMA received an additional warrant to purchase 25,000 shares of new common stock at an exercise price of $4.00 per share. No warrants were exercised at December 31, 1995 and December 31, 1996. The value of the warrants is considered nominal at the date of grant. On April 28, 1995 ACMA sold a warrant to purchase 175,000 shares of new common stock to Atmel Corporation ("Atmel") (Note 6).

NOTE 10 -- STOCK COMPENSATION PLANS:

         Pursuant to the Plan, the 1994 Stock Option Plan was created on June 21, 1994.

         Under the 1994 Stock Option Plan (the "Option Plan"), the maximum aggregate number of shares which may be optioned is 1,498,000 shares. Nonstatutory stock options may be granted to employees, outside directors and consultants, whereas incentive stock options can only be granted to employees. Options are generally granted at fair market value subject to the following:

1. With respect to options granted to an employee who, at the time of the grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price shall be no less than 110% of the fair market value on the date of the grant for incentive and nonstatutory stock options.

2. With respect to options granted to any employee other than described in the preceding paragraph, the exercise price shall be no less than 100% for incentive stock options and 85% for nonstatutory stock options of the fair market value on the date of the grant.

         During 1994, the Company's directors and stockholders approved the Directors' Stock Option Plan ("Directors' Plan") and reserved 150,000 shares of common stock for issuance thereunder. Terms of the Directors' Plan provide for the grant of options to the Company's independent directors in annual increments commencing in 1995. The exercise price of options granted is the fair market value at the date of grant.

         Nonstatutory stock option activity under the Option Plan and Director's
Plan was as follows (in thousands):

                                      1994      1995      1996
                                     ------    ------    ------

Outstanding at beginning of period       --       730       896
 Granted .........................      857       414     1,175
 Canceled ........................      (88)     (163)     (700)
 Exercised .......................      (39)      (85)     (235)
                                     ------    ------    ------
Outstanding at December 31 .......      730       896     1,136
Exercisable at December 31 .......      256       384       298
                                     ------    ------    ------
Available for Grant at December 31      103       307       149
                                     ------    ------    ------


         Weighted average option exercise price information for the years 1994, 1995 and 1996 follows:

                                                          1994            1995         1996
                                                        ---------      --------      -------

Outstanding at beginning of period.................       $0.00           $0.32        $4.30
Granted during the year............................        0.31           10.26         6.20
Canceled during the year...........................        0.30            3.35         8.24
Exercised during the year..........................        0.30            0.43         0.58
Outstanding at December 31.........................        0.32            4.30         4.54
Exercisable at December 31.........................        0.31            1.36         2.77


         Significant option groups outstanding at December 31, 1996, and related weighted average price and life information follows (options in thousands):

   Range of           Outstanding               Exercisable          Remaining
Exercise Prices     Shares    Price          Shares    Price        Life (years)
---------------     ------    -----          ------    -----        ------------

$0.30-0.50           242      $0.32           202       $0.31           7.5
$2.50                234       2.50            --        0.0            9.9
$3.25-5.00           379       4.49            28        4.50           9.2
$5.13-9.00           224       8.41            59        8.09           8.8
$13.50-25.00          57      16.02             9       17.49           9.0


         Options granted vest over a period of four years. The terms of the option shall be no longer than 10 years. All options were granted at an exercise price equal to the fair market value of the Company's common stock at the date of grant. The weighted average fair value at date of grant for options granted during 1995 and 1996 was $5.34 and $2.74 per option, respectively. The fair value of options at date of grant was estimated using the BlackScholes model with the following assumptions:

                                           1995          1996
                                          ------        -----

Expected life (years)............           5             5
Risk free interest rate..........          6.9%          6.6%
Volatility.......................          48%           50%
Dividend yield...................          --            --


         In April 1995, the board of directors of the Company adopted the Paradigm Technology, Inc. Employee Stock Purchase Plan (the "ESPP") to provide employees of the Company with an opportunity to purchase common stock through payroll deductions. The ESPP became effective upon the closing of the Company's initial public offering in July 1995. Under the ESPP, 250,000 shares of common stock have been reserved for issuance to full-time employees employed with the Company for at least three consecutive months.

         Under the ESPP, the purchase price of the common stock will be equal to 85% of the lower of (i) the market price of common stock immediately before the beginning of the applicable participation period or (ii) the market price of common stock at the time of purchase. In general, each participation period is 24 months long, with a new participation period beginning every six months. During 1996, 76,783 shares were issued under the plan. The fair value of the employee's purchase rights was estimated using the Black-Scholes model with the following assumptions for 1995 and 1996, respectively; dividend yield of 0% in both years; an expected life of two years for each purchase period; expected volatility of 48% and 50%; and risk free interest rates of 6.0% and 6.3%. The weighted-average fair value of these purchase rights granted in 1995 and 1996 was $5.37 and $4.78, respectively.

         Had compensation expense for the Company's stock-based compensation plans been determined based on the methods prescribed by SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been as follows (in thousands, except per share amounts):

                              Year Ended      Year Ended
                             December 31,     December 31,
                                 1995            1996
                            -------------    ------------

Net income (loss):
    As reported ............   $  5,263       $(36,425)
    Pro forma ..............      5,024        (37,272)

Net income (loss) per share:
    As reported ............   $   0.83       $  (5.16)
    Pro forma ..............       0.79          (5.28)


NOTE 11 -- INCOME TAXES:

         No provision has been recorded for any of the periods prior to December 31, 1994, since the Company incurred a net operating loss for tax purposes.

         The provision (benefit) for income taxes consists of the following (in thousands):

                       Year Ended          Year Ended
                      December 31,        December 31,
                          1995                1996
                      ------------        -----------
Federal:
       Current..       $    1,673          $  (1,125)
State:
       Current..              472                 --
                       ----------          ---------
                       $    2,145          $  (1,125)
                       ==========          ==========

         The components of the net deferred tax asset were as follows (in thousands):

                                                  Post-Reorganization
                                                      December 31,
                                             -------------------------------
                                                1995              1996
                                             ----------        -----------

Inventory and other reserves..........       $      589        $     3,052
Depreciation and capital leases.......            2,425                972
Other.................................              473                551
Net operating losses..................            1,822             13,885
                                             ----------        -----------
                                                  5,309             18,460
Less valuation allowance..............           (5,309)           (18,460)
                                             ----------        -----------
                                             $       --        $        --
                                             ==========        ===========


         The Company's effective tax rate for 1995 and 1996 was 29% and (3)%, respectively. This rate differs from the federal statutory rate due principally to the following:

                                                            Year Ended          Year Ended
                                                            December 31,        December 31,
                                                                1995                1996
                                                            -----------         ------------

Tax at statutory rate.....................................       34%                 (34)%
State taxes, net of federal benefit.......................        6                   (6)
Tax losses not recognized.................................       --                   37
 Net operating losses and tax credits utilized............      (11)                  --
                                                              -----                -----
                                                                 29%                  (3)%
                                                              =====                =====


         The Company has established a valuation allowance equal to its deferred tax assets on the basis that realization of such assets is not assured. Management's assessment is based on the Company's current net operating losses.

         The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. The Company experienced such an ownership change as a result of the Reorganization (Note 3), and the utilization of the carryforwards was limited.

         At December 31, 1996, the Company had net operating loss carryforwards (reflecting limitation resulting from change in ownership) of approximately $35.5 million available to offset future regular and alternative minimum taxable income. The Company's net operating loss carryforwards expire through 2011, if not utilized.

NOTE 12  -- CAPITAL LEASE OBLIGATIONS AND COMMITMENTS:

         Until May 1, 1995 the Company leased its fab/manufacturing and lab and test equipment from eleven equipment lessors. A modified payment stream sufficient to cure all defaults under the original lease agreements was confirmed by the Bankruptcy Court in June 1994. The Company was responsible for all insurance, property tax and maintenance. On May 1, 1995, the Company purchased this leased equipment effective March 31, 1995 with proceeds of a term note from Greyrock Business Credit (Note 7).

         The Company's principal manufacturing and administrative facility was leased under an operating lease expiring in 2004. This lease was assumed by the purchaser of the Company's wafer fabrication facility. Rent expense for the period from April 1, 1994 to June 20, 1994, the period from June 21, 1994 to December 31, 1994 and the years ended December 31, 1995 and December 31, 1996 was $164,000, $368,000, $715,000 and $680,000, respectively.

         In December 1996 the Company entered into an agreement to lease its new principal administrative facility under an operating lease expiring in 2002. Future minimum payments under noncancelable operating leases at December 31, 1996 are as follows (in thousands):

             Year Ending
             December 31,                             Operating Leases
             ------------                             ----------------

                1997                                 $         382,000
                1998                                           439,000
                1999                                           452,000
                2000                                           464,000
                2001                                           476,000
             Thereafter                                         40,000
                                                     $       2,253,000
                                                     =================

NOTE 13 -- SALE OF WAFER FABRICATION FACILITY

         The Company recorded a loss of $4.6 million in the quarter ended December 31, 1996 as a result of the sale of its wafer fabrication facility. This charge included the excess of the net book value of leasehold improvements, wafer fabrication equipment, fabrication work in process inventory and other assets sold to Orbit over the proceeds received from Orbit, an accrual for professional fees incurred to complete the transaction, a reserve for an adverse purchase commitment related to the wafer manufacturing agreement and accruals for other estimated costs to be incurred.

         Orbit paid to the Company aggregate consideration of $20 million consisting of $6.7 million in cash, assumption of $7.5 million of indebtedness associated with and secured by the Fab, and promissory notes in the principal amounts of $4.8 million and $1.0 million. The Company also executed a short-term sublease with Orbit pursuant to which it will occupy office space at its principal offices not associated with the Fab.

         The $4.8 million promissory note was issued in connection with a wafer supply agreement that requires Orbit to supply Paradigm with approximately 9,750 of certain fabricated wafers through May 1997 at $500 per wafer purchased by Paradigm. In accordance with the terms of the promissory note and wafer supply agreement, for each wafer purchased from Orbit no cash payment is required to be made, however, the amount of the promissory note receivable will be reduced by $500 for each wafer purchased. Accordingly, as Paradigm purchases wafers from Orbit, the outstanding balance of the promissory note receivable is reduced and inventory is recorded. Per terms of the agreement, if the Company does not purchase the wafers by the end of May 1997, the Company will forfeit any remaining amount owed under the promissory note. At December 31, 1996, the Company is required to purchase 6,684 wafers under this agreement which the Company fully expects to receive by the end of May 1997. The $1.0 million promissory note is held in escrow to satisfy certain representation and warranties made by the Company. Orbit is required to make two payments of $500,000 plus interest of 4% in May and November 1997. As of December 31, 1996 the outstanding balance under these promissory notes was $4,342,000 which was classified as prepaid expenses and other assets. Management believes that the fair value of these notes at December 31, 1996 is approximately $3,000,000.

         The following table sets forth the components of the $4.6 million loss recorded in 1996 related to the sale of the wafer fabrication facility (in thousands):

                                                      Benefit (Charge)
                                                      Recorded in 1996
                                                      ----------------
Sale proceeds...................................      $        20,000
Less:  Cost of inventory, fixed assets
and other assets sold...........................              (21,480)
                                                      ---------------
                                                               (1,480)
Adverse purchase commitment.....................               (1,920)
Professional fees...............................                 (360)
Lease buyout....................................                 (225)
Other costs.....................................                 (647)
                                                      ---------------

Loss on sale....................................      $        (4,632)
                                                      ===============


         The fair value of the wafers to be purchased from Orbit for $500 each was approximately $303 each at the date of the sale of the Fab. Accordingly, the Company recorded an adverse purchase commitment of $1,920,000. As wafers are purchased from Orbit, the cost capitalized into inventory is $500 per wafer less a prorated portion of the adverse purchase commitment. The net inventory value will be recognized in cost of goods sold as the related inventory is sold. At December 31, 1996 the remaining adverse purchase commitment of $1,337,000 is recorded in prepaid expenses and other as an offset to the note receivable from Orbit.

         In connection with the sale of the Fab, substantially all of the 109 employees associated with the Fab were terminated and became employees of Orbit. No severance payments were made to employees transferred to Orbit.

NOTE 14 -- LITIGATION:

         On August 12, 1996, a securities class action lawsuit was filed in Santa Clara County Superior Court against the Company and certain of its officers and directors (the "Paradigm Defendants"). The class alleged by plaintiffs consists of purchasers of the Company's common stock from November 20, 1995 to March 22, 1996, inclusive. The complaint alleges negligent misrepresentation, fraud and deceit, breach of fiduciary duty, and violations of certain provisions of the California Corporate Securities Law and Civil Code. The plaintiffs seek an unspecified amount of compensatory and punitive damages. Plaintiffs allege, among other things, that the Paradigm Defendants wrongfully represented that the Company would have protection against adverse market conditions in the semiconductor market based on the Company's focus on high speed, high performance semiconductor products. On September 30, 1996, the Paradigm Defendants filed a demurrer seeking to have plaintiffs' entire complaint dismissed with prejudice. On December 12, 1996, the Court sustained the demurrer as to all of the causes of action except for violation of certain provisions of the California Corporate Securities Law and Civil Code. The Court, however, granted plaintiffs leave to amend the complaint to attempt to cure the defects which caused the Court to sustain the demurrer. Plaintiffs failed to amend within the allotted time. On January 8, 1997, the Paradigm Defendants filed an answer to the complaint denying any liability for the acts and damages alleged by the plaintiffs. Plaintiffs have since served the Paradigm Defendants with discovery requests for production of documents and interrogatories, to which the Paradigm Defendants have responded, with other responses not yet due. The Paradigm Defendants have served the plaintiffs with an initial set of discovery requests. Additional discovery is scheduled to take place prior to the hearing on the motion for class certification, tentatively scheduled for May 20, 1997. The Paradigm Defendants intend to vigorously defend the action, however, there can be no assurance that the Company will be successful in such defense. Even if Paradigm is successful in such defense, it may incur substantial legal fees and other expenses related to this claim. If unsuccessful in the defense of any such claim, the Company's business, operating results and cash flows could be materially adversely affected. Due to the inherent uncertainty of litigation, management is not able to reasonably estimate losses that may be incurred in relation to this litigation. However based on the facts presently known, management believes that the resolution of this matter will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

         On February 21, 1997, an additional purported class action lawsuit was filed in Santa Clara County Superior Court against the Company and certain of its officers and directors, with causes of action and factual allegations essentially identical to those of the August 12, 1996 class action lawsuit. This second class action is asserted against the same Paradigm Defendants, PaineWebber, Inc. and Smith Barney. The Paradigm Defendants have authorized counsel to acknowledge service. The Paradigm Defendants responsive pleading is due by May 9, 1997. The Paradigm Defendants believe the new class action appears to be essentially identical to the causes of action and factual allegations of the August 12, 1996 class action. Therefore, the Company believes that it probably will be subject to the demurrer which the Court sustained in the August 12, 1996 class action as to all causes of action asserted against Michael Gulett and all but one of the causes of action asserted against the remaining Paradigm Defendants. There can be no assurances that the Court will determine that the February 21, 1997 class action will be subject to the demurrer or that the Company will be successful in the defense of the class actions. Due to the inherent uncertainty of litigation, management is not able to reasonably estimate losses that may be incurred in relation to this litigation. However based on the facts presently known, management believes that the resolution of this matter will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

         The Company is involved in various other litigation and potential claims which management believes, based on facts presently known, will not have a material adverse effect on the results of operations or the financial position of the Company.

NOTE 15  -- SUBSEQUENT EVENTS:

         On January 23, 1997, Paradigm sold a total of 200 shares of 5% Series A Convertible Redeemable Preferred Stock (the "Preferred Stock") in a private placement to Vintage Products, Inc. at a price of $10,000 per share, for total proceeds (net of payments to third parties) of approximately $1,880,000. The Preferred Stock is convertible at the option of the holder into the number of fully paid and nonassessable shares of Common Stock as is determined by dividing
(A) the sum of (1) $10,000 plus (2) the amount of all accrued but unpaid or accumulated dividends on the shares of Preferred Stock being converted by (B) the Conversion Price in effect at the time of conversion. The "Conversion Price" will be equal to the lower of (i) $2.25 or (ii) eighty-two percent (82%) of the average closing bid price of a share of Common Stock as quoted on the Nasdaq National Market over the five (5) consecutive trading days immediately preceding the date of notice of conversion of the Preferred Stock. The Preferred Stock is redeemable by the Company under certain limited circumstances. The Company is required to register the maximum number of shares of Common stock issuable upon conversion of the Preferred Stock.

         On July 22, 1997, Paradigm sold a total of 200 shares of 5% Series B Convertible Redeemable Preferred Stock (the "Preferred B Stock") in a private placement to Lyford Ltd. at a price of $10,000 per share, for total proceeds (net of payments to third parties) of approximately $1,870,000. The Preferred B Stock is convertible at the option of the holder into the number of fully paid and non-assessable shares of Common Stock as is determined by dividing (A) the sum of (1) $10,000 plus (2) the amount of all accrued but unpaid or accumulated dividends on the shares of Preferred B Stock being converted by (B) the Conversion Price in effect at the time of conversion. The "Conversion Price" will be equal to the lower of (i) $1.375 or (ii) eighty-two percent (82%) of the average closing bid price of a share of Common Stock as quoted on the Nasdaq National Market over the five (5) consecutive trading days immediately preceding the date of notice of conversion of the Preferred B Stock. The Preferred B Stock is redeemable by the Company under certain limited circumstances. The Company is required to register the maximum number of shares of Common Stock issuable upon conversion of the Preferred B Stock.


           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE.

None.

                                PROPOSAL NUMBER 1

      APPROVAL TO ELIMINATE THE RESTRICTION ON THE NUMBER OF COMMON SHARES
              ISSUABLE UPON CONVERSION OF SERIES A PREFERRED STOCK


         On January 23, 1997 the Company sold a total of 200 shares of 5% Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") at a price of $10,000 per share. The rights, preferences and privileges of the Series A Preferred Stock are set forth in a Certificate of Designations, Preferences, Rights and Limitations of 5% Series A Convertible Redeemable Preferred Stock (the "Series A Certificate"), as filed with the Delaware Secretary of State.

CONVERSION RIGHTS

         The Series A Preferred Stock has a liquidation preference of $10,000 per share and bears cumulative dividends at a rate of five percent (5%) per share per annum. Such dividends are payable only in shares of Series A Preferred Stock and only immediately prior to the conversion of the Series A Preferred Stock into Common Stock of the Company (the "Common Stock"). The Series A Preferred Stock is convertible at the option of the holder into shares of Common Stock at any time. Each share of Series A Preferred Stock is convertible into that number of shares of Common Stock as is determined by dividing (i) the sum of (a) $10,000 plus (b) the amount of all accrued but unpaid or accumulated dividends on the shares of Series A Preferred Stock being so converted by (ii) the Conversion Price in effect at the time of conversion. The "Conversion Price" of the Series A Preferred Stock is equal to the lower of (x) $2.25 or (y) 82% of the average closing bid price of a share of Common Stock as quoted on the Nasdaq National Market over the five consecutive trading days immediately preceding the date of the conversion notice delivered to the Company. Therefore, the Conversion Price is below the market value of the Common Stock on the date of conversion.

         If not sooner converted, all outstanding shares of Series A Preferred Stock are subject to automatic conversion on the earlier of (i) October 30, 1997 or (ii) immediately prior to the consummation of the acquisition of the Company pursuant to a merger or consolidation or the sale of substantially all of the assets of the Company. Except in connection with such automatic conversion, in no event will a holder of Series A Preferred Stock be entitled to convert any shares of Series A Preferred Stock if such conversion would cause the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Preferred Stock), and (ii) the number of shares Common Stock issuable upon the conversion of the shares of the Series A Preferred Stock , to result in beneficial ownership by the Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock.

         Under no circumstances may more than 1,448,631 shares of Common Stock be issued upon conversion of the Series A Preferred Stock or for dividends, unless the Company's stockholders vote to increase that number or The Nasdaq Stock Market, Inc. ("Nasdaq") waives the provisions of Rule 4460(i)(1)(D).

         To date, 103 shares of Series A Preferred Stock have been converted into 1,439,620 shares of Common Stock. As of July 17, 1997, the Series A Preferred Stock conversion price was $1.071125 per share. But for the limitation set forth in the Series A Certificate on the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the remaining unconverted shares of Series A Preferred Stock would have been convertible into an additional 927,229 shares of Common Stock.

REDEMPTION RIGHTS

         If the Company does not receive the requisite stockholder approval, it will be required to redeem the unconverted shares of Series A Preferred Stock. In connection with such redemption, the Company will be required to (i) issue the greatest number of shares up to 1,448,631 shares of Common Stock to the holder or holders of

Series A Preferred Stock who have requested conversion, and (ii) redeem, out of funds legally available therefor, all of the Series A Preferred Stock that remain after such conversion at a price per share of Series A Preferred Stock equal to $12,190 (subject to adjustment) plus an amount equal to all dividends, if any, accrued but unpaid on such shares as of the earlier of the date fixed for redemption or the maturity date.

NASDAQ RULE

         Rule 4460 of Nasdaq , which is applicable to the Company because the Company's shares of Common Stock are presently Nasdaq National Market Securities, sets forth the corporate governance standards for Nasdaq National Market Securities. Section (i) of Rule 4460 (formerly referred to as Section 6(i) of Part II of Schedule D of the National Association of Securities Dealers, Inc. Bylaws) provides:

              (1) Each NNM [Nasdaq National Market] issuer shall require shareholder approval of a plan or arrangement under subparagraph (A) below or, prior to the issuance of designated securities under subparagraph (B), (C) or (D) below:

               . . . (D) in connection with a transaction other than a public offering involving:

                    (i) the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sale by officers, directors or substantial shareholders of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or

                    (ii) the sale or issuance by the company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

                    (2) Exceptions may be made upon application to the
               Association when:

                    (A) the delay in securing stockholder approval would
               seriously jeopardize the financial viability of the enterprise;
               and

                    (B) reliance by the company on this exception is expressly approved by the Audit Committee of the Board or a comparable body.

         A company relying on this exception must mail to all shareholders not later than ten days before issuance of the securities a letter alerting them to its omission to seek the shareholder approval that would otherwise be required and indicating that the Audit Committee of the Board or a comparable body has expressly approved the exception.

         Section 6 of the Series A Certificate provides that the limit of 1,448,631 shares will no longer be applicable if the Company obtains the approval of its stockholders for the issuance of shares of Common Stock in excess of 1,448,631 shares upon conversion of the Series A Preferred Stock in accordance with the Nasdaq Rule described above. In the event stockholder approval is not obtained, the Company must redeem the excess shares of Series A Preferred Stock as described above.

STOCKHOLDER APPROVAL

         The Board desires to eliminate the restriction set forth in the Series A Certificate that provides that no more than 1,448,631 shares of Common Stock may be issued upon conversion of the Series A Preferred Stock. The Board believes it would be in the best interests of the Company if the Company could issue the additional shares of Common Stock to the Series A Preferred Stockholders rather than being required to redeem the Series A Preferred Stock at the required redemption price. The Board believes this provision could result in a forced redemption at a time when the Company might not have, and could not raise, the cash necessary to redeem the shares of Series A Preferred Stock. The Board desires to have the ability to retain cash for the use of the Company for other purposes.

         Under the Nasdaq Rule and the terms of the Series A Certificate, stockholder approval is required for the issuance of shares of Common Stock in excess of the 1,448,631 share limit. The Board hereby solicits such approval on behalf of the Company to issue such additional shares of Common Stock as is required to permit the Series A Preferred Stockholders to convert the Series A Preferred Stock fully at the then relevant conversion price. The actual number of shares of Common Stock which will be issuable upon conversion will not be determinable until the conversion(s) take place. As of July 17, 1997 the conversion price was $1.071125 per share making the remaining shares of Series A Preferred Stock convertible into an additional 927,299 shares of Common Stock (but for the limit). If stockholder approval of this proposal is not obtained, a maximum of 1,448,631 shares will be issued upon the conversion of the Series A Preferred Stock and the Company will be required to redeem the remaining shares of Series A Preferred Stock outstanding.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the Common Stock present or represented and entitled to vote at the meeting is required to approve the proposal to eliminate the restriction on the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. An abstention from voting by a stockholder present in person or represented by proxy at the meeting has the same effect as a vote against the matter.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL TO ELIMINATE THE RESTRICTION ON THE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF THE SERIES A PREFERRED STOCK.

                                PROPOSAL NUMBER 2

                    APPROVAL TO ELIMINATE THE RESTRICTION ON
                             THE NUMBER OF SHARES OF
                    COMMON STOCK ISSUABLE UPON CONVERSION OF
                            SERIES B PREFERRED STOCK


         On July 22, 1997 the Company sold a total of 200 shares of 5% Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") at a price of $10,000 per share. The rights, preferences and privileges of the Series B Preferred Stock are set forth in a Certificate of Designations, Preferences, Rights and Limitations of 5% Series B Convertible Redeemable Preferred Stock (the "Series B Certificate"), as filed with the Delaware Secretary of State.

CONVERSION RIGHTS

         The Series B Preferred Stock has a liquidation preference of $10,000 per share and bears cumulative dividends at a rate of five percent (5%) per share per annum. Such dividends are payable only in shares of Series B Preferred Stock and only immediately prior to the conversion of the Series B Preferred Stock into Common Stock. The Series B Preferred Stock is convertible at the option of the holder into shares of Common Stock at any time. Each share of Series B Preferred Stock is convertible into that number of shares of Common Stock as is determined by dividing (i) the sum of (a) $10,000 plus (b) the amount of all accrued but unpaid or accumulated dividends on the share of Series B Preferred Stock being so converted by (ii) the Conversion Price in effect at the time of conversion. The "Conversion Price" of the Series B Preferred Stock is equal to the lower of (x) $1.375 or (y) 82% of the average closing bid price of a share of Common Stock as quoted on the Nasdaq National Market over the five consecutive trading days immediately preceding the date of the conversion notice delivered to the Company. Therefore, the Conversion Price is below the market value of the Common Stock on the date of conversion.

         If not sooner converted, all outstanding shares of Series B Preferred Stock are subject to automatic conversion on the earlier of (i) January 22, 1999, (ii) six months from the effectiveness of the registration statement, if any, covering the Common Stock issuable upon conversion of the Series B Preferred Stock, or (iii) immediately prior to the consummation of the acquisition of the Company pursuant to a merger or consolidation or the sale of substantially all of the assets of the Company. Except in connection with such automatic conversion, in no event will a holder of Series B Preferred Stock be entitled to convert any shares of Series B Preferred Stock if such conversion would cause the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series B Preferred Stock), and (ii) the number of shares Common Stock issuable upon the conversion of the shares of the Series B Preferred Stock, to result in beneficial ownership by the Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock.

         Under no circumstances may more than 1,743,577 shares of Common Stock be issued upon conversion of the Series B Preferred Stock or for dividends, unless the Company's stockholders vote to increase that number or Nasdaq waives the provisions of Rule 4460(i)(1)(D).

REDEMPTION RIGHTS

         If the Company does not receive the requisite stockholder approval, it may be required to redeem the Series B Preferred Stock. In connection with such redemption, the Company will be required to (i) issue the greatest number of shares up to 1,743,577 shares of Common Stock to the holder or holders of Series B Preferred Stock who have requested conversion, and (ii) redeem, out of funds legally available therefor, all of the Series B Preferred Stock that remain after such conversion at a price per share of Series B Preferred Stock equal to $12,190

(subject to adjustment) plus an amount equal to all dividends, if any, accrued but unpaid on such shares as of the earlier of the date fixed for redemption or the maturity date.

NASDAQ RULE

         Rule 4460 of Nasdaq, which is applicable to the Company because the Company's shares of Common Stock are presently Nasdaq National Market Securities, sets forth the corporate governance standards for Nasdaq National Market Securities. See "Nasdaq Rule" in Proposal Number 1 of this Proxy Statement.

         Section 6 of the Series B Certificate provides that the limit of 1,743,577 shares will no longer be applicable if the Company obtains the approval of its stockholders for the issuance of shares of Common Stock in excess of 1,743,577 shares upon conversion of the Series B Preferred Stock in accordance with the Nasdaq Rule described above. In the event stockholder approval is not obtained, the Company must redeem the excess shares of Series B Preferred Stock as described above.

STOCKHOLDER APPROVAL

         The Board desires to eliminate the restriction set forth in the Series B Certificate that provides that no more than 1,743,577 shares of Common Stock may be issued upon conversion of the Series B Preferred Stock. The Board believes it would be in the best interests of the Company if the Company could issue beyond 1,743,577 shares of Common Stock, if necessary, to the Series B Preferred Stockholders rather than being required to redeem the Series B Preferred Stock at the required redemption price. The Board believes this provision could result in a forced redemption at a time when the Company might not have, and could not raise, the cash necessary to redeem the shares of Series B Preferred Stock. The Board desires to have the ability to retain cash for the use of the Company for other purposes.

         Under the Nasdaq Rule and the terms of the Series B Certificate, stockholder approval is required for the issuance of shares of Common Stock in excess of the 1,743,577 share limit. The Board hereby solicits such approval on behalf of the Company to issue, if necessary, such additional shares of Common Stock as is required to permit the Series B Preferred Stockholders to convert the Series B Preferred Stock fully at the then relevant conversion price. The actual number of shares of Common Stock which will be issuable upon conversion will not be determinable until the conversion(s) take place.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the Common Stock present or represented and entitled to vote at the meeting is required to approve the proposal to eliminate the restriction on the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock. An abstention from voting by a stockholder present in person or represented by proxy at the meeting has the same effect as a vote against the matter.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL TO ELIMINATE THE RESTRICTION ON THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SERIES B PREFERRED STOCK.

                                PROPOSAL NUMBER 3

               APPROVAL OF A TRANSACTION OR SERIES OF TRANSACTIONS
               TO ISSUE IN EXCESS OF 20% OF THE OUTSTANDING SHARES
                       OF COMMON STOCK OR PREFERRED STOCK
          (CONVERTIBLE INTO COMMON STOCK) AND TO GRANT RIGHTS TO ELECT
                           A MAJORITY OF THE DIRECTORS


         The Company is contemplating an additional transaction or series of transactions pursuant to which the Company will sell up to a total of 5,000,000 shares of Common Stock or Preferred Stock (convertible into Common Stock) at a purchase price of at least $1.00 per share. The sale of the Common Stock or Preferred Stock may result in the issuance of greater than 20% of the outstanding Common Stock and such issuance may or may not be below book or market value of the Common Stock, depending on the market price of the Common Stock on the closing date. In addition, the Company may agree to grant the purchaser of such shares the right to elect a majority of the Board. The sale of such stock and right to elect a majority of the directors of the Company could result in a change in control of the Company. The Securities Act of 1933, as amended, defines the term "control" to mean the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise. The transaction or series of transactions will occur no later than December 31, 1997. At the time of the mailing of this Proxy Statement, the Company has not entered into any contracts nor signed any engagement letters that would bind the Company to a contract to sell Common Stock or Preferred Stock as discussed herein. Therefore, since the Company has not entered into any agreements and because there are no certain terms of any transaction other than as set forth above, the Company is unable to provide the stockholders with additional details of the proposed transaction or series of transactions at this time.

         The Nasdaq Stock Market requires the approval of stockholders prior to issuing more than 20% of the outstanding Common Stock (or securities convertible into or exercisable for Common Stock) at a price less than the greater of book or market value. See "Nasdaq Rule" in Proposal Number 1 of this Proxy Statement.

NASDAQ RULE--CHANGE OF CONTROL

         Rule 4460 of Nasdaq, which is applicable to the Company because the Company's shares of Common Stock are presently Nasdaq National Market Securities, sets forth the corporate governance standards for Nasdaq National Market Securities. Section (i) of Rule 4460 provides:

              (1) Each NNM [Nasdaq National Market] issuer shall require shareholder approval of a plan or arrangement under subparagraphs (A) below or, prior to the issuance of designated securities under subparagraph (B), (C) or (D) below:

              . . . (B) when the issuance will result in a change of control of the issuer;

         . . .

STOCKHOLDER APPROVAL

         The Board hereby solicits approval on behalf of the Company to enter into a transaction or series of transactions to sell up to a total of 5,000,000 shares of Common Stock or Preferred Stock (convertible into Common Stock) which might result in the issuance of more than 20% of the Common Stock and may include the right to elect a majority of the Board. The Company is seeking stockholder approval at this Special Meeting to avoid delay and additional expense in obtaining stockholder approval at a later date, in the event such stockholder approval is later required.

         The affirmative vote of the holders of a majority of the Common Stock present or represented and entitled to vote at the meeting is required to approve the proposal to sell in excess of 20% of the Common Stock or Preferred Stock (convertible into Common Stock) and to permit a change in control of the Company. An abstention from voting by a stockholder present in person or represented by proxy at the meeting has the same effect as a vote against the matter.

         A MAJORITY OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF A TRANSACTION OR SERIES OF TRANSACTIONS THAT MAY RESULT IN THE ISSUANCE OF MORE THAN 20% OF THE OUTSTANDING COMMON STOCK OF THE COMPANY AND A CHANGE IN CONTROL OF THE COMPANY.

                                  OTHER MATTERS

         DOCUMENTS INCORPORATED BY REFERENCE. Item 13. Financial and Other Information incorporates information by reference from Management's Discussion and Analysis and the Selected Financial Data contained in Amendment No. 1 to the Company's Annual Report on Form 10-K/A for the period ended December 31, 1996, the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997 and the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 1997.

         PROPOSALS INTENDED TO BE PRESENTED AT THE NEXT ANNUAL MEETING. Proposals of security holders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy no later than December 19, 1997.

         OTHER MATTERS. Management knows of no business that will be presented for consideration at the Special Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

         PROXY SOLICITATION. The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees who will receive no additional compensation for their services may solicit proxies by telephone, telegraph or personal interview. The Company may retain a proxy solicitation firm and, if it does so, would pay approximately $6,000 in fees plus a reasonable amount to cover expenses. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

         ANNUAL REPORT. The Company will provide a copy of its 1996 Annual Report to Stockholders, without charge, to any stockholder who makes written request to Michael Gulett, President and Chief Executive Officer, Paradigm Technology, Inc., 694 Tasman Drive, Milpitas, California 95035.

                       By Order of the Board of Directors.



                                           MICHAEL GULETT
                      President and Chief Executive Officer

Milpitas, California
August 11, 1997

                                    EXHIBIT A

PROXY

                            PARADIGM TECHNOLOGY, INC.
                                694 TASMAN DRIVE
                           MILPITAS, CALIFORNIA 95035

  PROXY SOLICITED BY BOARD OF DIRECTORS FOR SPECIAL MEETING--SEPTEMBER 19, 1997


         The undersigned hereby appoints MICHAEL GULETT and DAVID G. CAMPBELL, or each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Special Meeting of Stockholders of PARADIGM TECHNOLOGY, INC. on September 19, 1997, and any adjournments or postponements thereof, upon all matters that may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

         This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs 1, 2 and 3 unless the stockholder specifies otherwise, in which case it will be voted as specified. If you wish to vote in accordance with the Board of Directors' recommendations, please sign the proxy. You need not mark any boxes. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                  (continued and to be signed on reverse side)

                             -Fold and Detach Here-

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING MATTERS TO COME
BEFORE THE MEETING:

1.  To approve the proposal to       2.  To approve the proposal to        3.  To approve a transaction or series of
    eliminate the restriction on         eliminate the restriction on          transactions to sell up to a total of
    the number of shares of Common       the number of shares of Common        5,000,000 shares of Common Stock or
    Stock issuable upon conversion       Stock issuale upon conversion         Preferred Stock (convertible into
    of the Company's 5% Series A         of the Company's 5% Series B          Common Stock) and to grant rights to
    Convertible Redeemable               Convertible Redeemable                elect a majority of the directors of
    Preferred Stock.                     Preferred Stock.                      the Company, which may result in a
                                                                               change of control of the Company.

    FOR       AGAINST     ABSTAIN        FOR        AGAINST     ABSTAIN        FOR          AGAINST         ABSTAIN

    / /         / /         / /          / /          / /         / /          / /            / /              / /


                                                                Dated: _________________________________________, 1997

                                                                ------------------------------------------------------
                                                                Signature(s) of Stockholder or Stockholders,
                                                                (Executors, Administrators, Trustees, etc. should give
                                                                full title.)

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO MARK,
SIGN, DATE AND PROMPTLY RETURN THIS PROXY, USING THE ENCLOSED ENVELOPE.

                             -FOLD AND DETACH HERE-

                                       A-2